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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on August 8, 2003

Registration No. 333-102966

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XM Satellite Radio Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	4899 (Primary Standard Industrial Classification Code Number)	54-1878819 (I.R.S. Employer Identification No.)

1500 Eckington Place, NE
Washington, DC 20002
(202) 380-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph M. Titlebaum
Executive Vice President, General Counsel and Secretary
XM Satellite Radio Holdings Inc.
1500 Eckington Place, NE
Washington, DC 20002
(202) 380-4000
(Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

Copies to:
Steven M. Kaufman, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

        Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

XM SATELLITE RADIO HOLDINGS INC.

101,713,219 Shares of Common Stock

Corporate Headquarters:
1500 Eckington Place, N.E.
Washington, D.C. 20002
(202) 380-4000

         On January 28, 2003, we completed a private placement raising gross proceeds of $225,000,000 through the sale of $210,000,000 aggregate initial value of our 10% senior secured discount convertible notes due 2009 and $15,000,000 of our Class A common stock. At the closing, we entered into a registration rights agreement with the purchasers in the private placement. Under that agreement, we agreed to file a registration statement to permit the selling securityholders named in this prospectus to sell the number of shares of Class A common stock indicated in this prospectus.

         Our Class A common stock is listed on the Nasdaq National Market under the symbol "XMSR." On August 7, 2003, the last reported sale price of our common stock was $10.52.

        An investment in our securities involves risks. Please read the section entitled "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is                    , 2003.

TABLE OF CONTENTS

Summary
Risk Factors
Use of Proceeds
Selling Securityholders
Plan of Distribution
Legal Matters
Experts
Incorporation of Documents by Reference
Where You Can Find Information

        This post-effective amendment is being filed to update the selling stockholder table to reflect transfers among certain holders of 10% senior secured discount convertible notes of XM Satellite Radio Holdings Inc. and XM Satellite Radio Inc.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

        Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, those set forth below. For a more detailed discussion of some of these factors, please read carefully the information under "Risk Factors" beginning on page 2.

  •
  The unproven market for our service;

  •
  The health or premature degradation of our satellites, possible failure of insurance to cover fully losses from satellite degradation or delay in receipt of insurance proceeds and resulting need for additional funding;

  •
  Our substantial indebtedness;

  •
  Dependence on third parties; and

  •
  Future subscriber acquisition costs or subscriber turnover possibly being higher than expected.

        These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

ii

SUMMARY

Our Business

        We are a nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Our digital audio XM Radio service offers 100 channels of music, news, talk, sports and children's programming for a monthly subscription fee; we also offer one premium channel. We believe XM Radio appeals to consumers because of our clear sound quality from a digital signal, innovative programming and nationwide coverage. Since our nationwide launch on November 12, 2001, we have built our subscriber base to over 692,000 subscribers as of June 30, 2003 through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers.

        Our executive offices are at 1500 Eckington Place, N.E., Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

  January 2003 Issuance of Shares and Convertible Notes

        On January 28, 2003, we announced that we had completed three separate financing transactions that we believe will significantly improve our liquidity over the next three years. The transactions consisted of (1) an exchange offer relating to $325 million aggregate principal amount of outstanding debt issued by our subsidiary, XM Satellite Radio Inc., or "XM," (2) a restructuring of our payment obligations to General Motors Corporation, and (3) a private placement resulting in gross proceeds to us of $225 million, which is described briefly below. You can obtain more information regarding the recently completed financing transactions by reviewing a copy of our Current Report on Form 8-K, filed with the SEC on January 29, 2003, which is incorporated by reference into this prospectus.

        In one of these transactions, we closed on the sale of $210 million in initial value of our 10% senior secured discount convertible notes due December 31, 2009 to several investors. Interest on these notes will accrete at a rate of 10% per year from the closing through December 31, 2005, so that at January 1, 2006 the aggregate principal amount of the notes will be $279.3 million. From January 1, 2006, interest will accrue at a rate of 10% per year, payable semi-annually in cash or, at our option, in additional notes. If all interest is paid in new notes, these notes would have an aggregate principal value of $412.6 million when they mature in December 2009. The accreted value of notes is convertible at any time in whole or in part into shares of our Class A common stock at the option of the holders at a conversion price of $3.18. The conversion price is subject to equitable adjustment from time to time in the event of stock splits, recapitalizations and similar events. We do not have the right to prepay or redeem these notes, but have the ability after four years to require the conversion of the notes into Class A common stock in limited circumstances. This mandatory conversion would only be available to us if:

  •
  we achieve break-even in our earnings before interest, taxes, depreciation and amortization;

  •
  our Class A common stock trades at 200% of the conversion price for a specified period of time;

  •
  the aggregate amount of our outstanding indebtedness after conversion is less than $250 million; and

  •
  our Series C preferred stock is no longer outstanding.

        Also on January 28, 2003, we closed on our agreement to sell 5,555,556 shares of our Class A common stock to an institutional investor at a purchase price of $15 million, or $2.70 per share. We agreed with the purchaser of our Class A common stock and the purchasers of the notes that we would register for resale their Class A common stock or the Class A common stock issuable upon conversion of these notes.

Recent Developments

        Our two in-orbit satellites, XM Rock and XM Roll, currently provide excellent performance but continue to experience progressive solar array power degradation consistent with that experienced by other Boeing 702 satellites in-orbit. There has been no meaningful change in the previously predicted rate of degradation.

        We have now put in place firm contractual arrangements to launch our spare satellite (XM-3) during the fourth quarter of 2004 (while our two existing satellites are still performing above minimum acceptable levels), and for Boeing to construct a new ground spare (XM-4) to be completed by the fourth quarter of 2005. We have also entered into a contract with Sea Launch to provide an XM-4 launch, as needed in the future.

        Under these contract arrangements, our major cash outlays to launch XM-3 will not arise until the fourth quarter of 2004 and those to construct XM-4 will not occur until the first quarter of 2005. We have recently raised sufficient funds to launch XM-3, but will need to obtain insurance reimbursement or other funds to complete construction of XM-4.

        Currently, we have insurance claims in process relating to the power degradation trends experienced by our two in-orbit satellites. A group of our insurers recently denied these claims, asserting that the satellites are still performing above the insured levels and the power trend lines are not definitive; these insurers also allege that we failed to comply with certain policy provisions regarding material change and other matters. We will be responding to the insurers' position and will proceed to settlement discussions, arbitration or litigation (as needed) to recover the insured losses.

RISK FACTORS

        Investing in our securities involves risk. Potential investors are urged to read and consider the risk factors relating to an investment in XM Satellite Radio Holdings Inc. described in our Current Report on Form 8-K, filed with the SEC on June 3, 2003, which are incorporated by reference in this prospectus, and those set forth following this paragraph. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

Future issuances of our Class A common stock could lower our stock price and impair our ability to raise funds in new stock offerings.

        We have issued and outstanding securities exercisable for or convertible into a significant number of our shares of Class A common stock, including securities issued to General Motors and the 10% senior secured discount convertible notes, some of which also give us the option to make interest or other payments in our Class A common stock or securities convertible into Class A common stock. As of June 30, 2003, we had outstanding 123,324,577 shares of Class A common stock. On a pro forma basis as of June 30, 2003, if we issued all shares issuable upon conversion of the new notes (but not including accreted value and any in-kind interest payments) and conversion or exercise of other outstanding securities (many of which have a conversion or exercise price significantly above our current market price), we would have had 291,629,844 shares of Class A common stock outstanding on that date (not including a performance-based warrant held by Sony Electronics that may in the future be exercisable for up to 2% of our Class A common stock on a fully diluted basis). Issuances of a large number of shares could adversely affect the market price of our Class A common stock.

        In addition to the shares of our Class A common stock that are already publicly-traded, the holders of approximately 16,492,059 shares of our Class A common stock, all of our Series A preferred stock, all of our Series C preferred stock, GM and the holders of our 10% senior secured discount convertible notes have the right to request registration of their shares, including in future public offerings of our equity securities. We have previously filed registration statements under the Securities Act to cover all 26,500,000 shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our stock plans. We are now registering 101,713,219 shares under this registration statement. We previously registered 25,514,960 shares under a separate registration statement to cover shares issued upon exercise of the exchange warrants. The sale into the public market of a large number of privately-issued shares could adversely affect the market price of our Class A common stock and could impair our ability to raise funds in additional stock offerings.

Risk Factors Related to Recent Developments

Premature degradation or failure of our satellites could damage our business.

        If one of our satellites were to fail or suffer performance degradation prematurely and unexpectedly, it likely would affect the quality of our service, interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. In September 2001, Boeing Satellite Systems (BSS) advised us of a progressive degradation problem with the solar array output power of Boeing 702 class satellites, including both XM Rock and XM Roll. Since the issue is common to Boeing 702 class satellites, we and the manufacturer are closely watching the progression of the problem, including data from a satellite that has been in orbit longer than either of our two satellites by approximately 15 and 17 months, respectively. With this advance visibility of performance levels, a spare satellite under construction that is being modified to address the solar power anomaly, the ability to provide full service for some period of time with XM Rock and XM Roll collocated in one orbit slot and the spare located in the other slot (which would allow partial use of the satellites through the first quarter of 2008), our arrangements to construct a new ground spare, and various mitigation actions to extend the full or partial use of the satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below minimum acceptable levels. Based on the consistency of the degradation trends (with no substantial improvement to date) and continuing analyses by BSS and us, our management adjusted the estimated useful lives of our in-orbit satellites, with effect from September 2002, to the period running through first quarter 2008 (approximately 6.75 years from launch). There is no assurance that such actions will allow us to maintain adequate broadcast signal strength. Our management will continue to monitor this situation carefully and may re-adjust the estimated useful lives of our in-orbit satellites based on future information.

        A number of other factors could decrease the useful lives of our satellites, including:

  •
  defects in construction;

  •
  loss of on board station-keeping system;

  •
  failure of satellite components that are not protected by back-up units;

  •
  electrostatic storms; and

  •
  collisions with other objects in space.

        In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to repoint all the repeaters to communicate with the other satellite. This would result in a degradation of service that could last several days and could harm our business.

Losses from satellite degradation may not be fully covered by insurance, and insurance proceeds may not be available in a timely manner.

        We purchased launch and in-orbit insurance policies from global space insurance underwriters covering XM Rock and XM Roll. Due to the solar array degradation, we have filed a claim for the aggregate sum insured on both satellites ($200 million per satellite) less applicable salvage under our insurance policies. In July 2003, a group of our insurance carriers denied our claim and asserted that XM Rock and XM Roll are still performing above insured levels, the power trend lines are not definitive and that we failed to comply with certain policy provisions regarding material change and other matters. We have announced that we will respond to the insurance carriers' position and proceed to settlement discussions, arbitration or litigation, as needed, to recover our insured losses, but we may not prevail in this matter or recover the amounts we are seeking from the insurers.

        In addition, any amounts we recover from our insurance may not fully cover our losses. For example, our insurance does not cover the full cost of constructing, launching and insuring two new satellites, nor will it cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions, salvage value provisions, material change and other conditions that could limit our recovery.

        Further, any insurance proceeds may not be received on a timely basis in order to launch our spare satellite or construct and launch a replacement satellite. Although we have funds available for the launch of our spare satellite, if adequate insurance proceeds are not received in a timely manner we will need additional funds for the new ground spare satellite (XM-4). This may impair our ability to make timely payments on our outstanding notes and other financial obligations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

        Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, the following:

  •
  Our significant expenditures and losses;

  •
  The unproven market for our service;

  •
  The health or premature degradation of our satellites, possible failure of insurance to cover fully losses from satellite degradation or delay in receipt of insurance proceeds and resulting need for additional funding;

  •
  Our need for additional financing; and

  •
  Our substantial indebtedness.

        For a more detailed discussion of some of these factors, please read carefully the information under "Risk Factors" set forth in our Current Report on Form 8-K, filed with the SEC on June 3, 2003. These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the offer and sale of any securities by the selling securityholders. We have agreed to pay the expenses of registering the Class A common stock being offered by the selling securityholders pursuant to this prospectus.

SELLING SECURITYHOLDERS

        The large majority of shares of Class A common stock that are being registered for resale under this prospectus may be acquired by the selling securityholders upon conversion of our 10% senior secured discount convertible notes, which were originally issued and sold in January 2003 in a transaction exempt from the registration requirements of the Securities Act. The remaining shares were issued in private placements exempt from the registration requirements of the Securities Act. The notes and the shares of Class A common stock issuable upon conversion thereof, and the shares issued in private placements, constitute "restricted securities" under the Securities Act prior to this registration.

        Interest on the notes will accrete at a rate of 10% per year from the closing through December 31, 2005, such that at January 1, 2006 the aggregate principal amount of the notes will be approximately $279.3 million. The accreted value of notes held by an investor is convertible into shares of our Class A common stock at an initial conversion price of $3.18 per share. The shares of Class A common stock registered for resale under this prospectus include shares which may be issued upon conversion, exchange or redemption of the notes. The number of shares of Class A common stock registered equals the number issuable upon conversion of the fully accreted aggregate principal amount of the notes. The principal amount of the notes will continue to accrete until January 2006, at which time the principal amount will be fully accreted. The number of shares of Class A common stock actually issued upon conversion therefore will depend on when the notes are converted. From time to time either prior to or after January 2006, we may enter into transactions with one or more holders of the notes in which we issue shares of our Class A common stock in exchange for the notes held by those holders. Although the terms of any exchange transactions may vary, we would expect to issue in exchange for notes more than the number of shares of Class A common stock into which the notes are then convertible, but not to exceed the total number of shares registered for resale under this prospectus with respect to the exchanged notes. The conversion price is subject to equitable adjustment from time to time in the event of stock splits, recapitalizations and similar events. Any additional shares of Class A common stock issued as a result of any adjustment in the conversion price also will be covered by this prospectus. Under the terms of the notes, certain selling securityholders may not convert the notes without first providing us with 61 days notice if such conversion would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of Class A common stock that would exceed the percentage designated by the selling securityholder at or prior to the closing of the issuance and sale of the notes. Each selling securityholder could choose prior to this closing to designate a percentage limiting beneficial ownership, ranging from 4.999% to 9.999% of our Class A common stock following such conversion, or no limiting percentage at all, excluding for purposes of such determination shares of Class A common stock issuable upon conversion of the notes that have not been converted. The number of shares in the first and second columns does not reflect this limitation.

        The selling securityholders may from time to time offer and sell pursuant to this prospectus the respective numbers of shares of Class A common stock as are set forth opposite their names in the table below. The following table sets forth the name of each selling securityholder and the following information as of June 30, 2003:

  •
  the number of shares of Class A common stock beneficially owned by each selling securityholder;

  •
  the maximum number of shares which may be offered for sale by such selling securityholder under this prospectus;

  •
  the number of shares beneficially owned by each selling securityholder, assuming all such shares are sold; and

  •
  the percentage of our outstanding Class A common stock beneficially owned by such selling securityholder.

        The selling securityholders may offer all, some or none of the Class A common stock shown in the table. Because the selling securityholders may offer all or some portion of the Class A common stock, we have assumed for purposes of completing the last column in the table that all shares of Class A common stock offered hereby will have been sold by the selling securityholders upon termination of sales pursuant to this prospectus.

Name of Selling Securityholder	Class A Common Stock Beneficially Owned Prior to the Offering(1)		Class A Common Stock Offered Hereby	Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Outstanding Class A Common Stock Beneficially Owned After Completion of the Offering(1)(2)
AEA XM Investors IA LLC	274,860	(3)	350,745	7,337,597	3.7%
AEA XM Investors IIA LLC	2,248,760	(3)	2,869,607	948,636	*
Columbia Capital Equity Partners II (QP), L.P.	1,011,370		1,290,595	0	*
Columbia XM Radio Partners, LLC	2,416,865		1,402,791	1,317,571	*
Columbia Capital Equity Partners III (QP), L.P.	1,517,178		463,363	1,154,064	*
Columbia XM Satellite Partners III, LLC	1,298,583		398,186	986,546	*
Hughes Electronics Corporation	18,700,941		4,182,275	15,423,513	7.9%
Black Bear Fund I, L.P.	9,268,169		5,446,544	5,000,000	2.6%
Black Bear Fund II, L.L.C.	516,872		659,572	0	*
Black Bear Offshore Master Fund Limited	8,914,609		11,375,793	0	*
George Haywood	7,917,481		2,927,593	5,623,281	3.0%
Hearst Communications, Inc.	1,695,086		2,163,072	0	*
American Honda Motor Co., Inc.	23,292,335		20,911,374	6,905,193	3.5%
Superius Securities Group, Inc. Money Purchase Plan	1,261,810		1,610,176	0	*
John Dealy	320,158		209,114	156,287	*
Avdan Partners, L.P.	709,420		292,760	480,000	*
Michael W. Harris	199,923		255,119	0	*
Paul Greenwald	802,698		815,544	163,599	*
SF Capital Partners, Ltd.	2,458,071		3,136,707	0	*
A.R. Sanchez, Jr.	477,743		418,228	150,000	*
Royal Bank of Canada	12,880,293		16,436,342	0	*
U.S. Trust Company	294,969		376,405	0	*
Excelsior Value & Restructuring Fund	5,555,556		5,555,556	0	*
Neera Singh and Rajendra Singh JTWROS	491,614		627,342	0	*
Hersh Raj Singh Educational Trust	245,807		313,671	0	*
Samir Raj Singh Educational Trust	245,807		313,671	0	*
Everest Capital Master Fund LP	846,745		1,053,402	21,250	*
Clear Channel Investments, Inc.	8,329,877		8,329,877	0	*
AIG DKR Soundshore Holdings Ltd.	473,916		604,757	0	*
AIG DKR Soundshore Opportunity Holding Fund Ltd.	326,137		416,178	0	*
AIG DKR Soundshore Strategic Holding Fund Ltd.	183,175		233,747	0	*
Richard Buik	16,387		20,911	0	*
Bear, Stearns & Co. Inc.	3,542,661		4,520,734	0	*
Peter P. Panels	13,110		16,729	0	*

*
Indicates less than 1% ownership.

        (1)   Includes the shares of Class A common stock which are issuable upon conversion of convertible securities held by the selling securityholder. The conversion price and the number of shares of Class A common stock issuable upon conversion of the convertible securities owned by the selling securityholder are subject to adjustment under specified circumstances. Accordingly, the number of shares of Class A common stock issuable upon conversion may increase or decrease from time to time.

        (2)   Based on 123,324,577 shares of outstanding Class A common stock as of June 30, 2003.

        (3)   Represents Class A common stock issuable upon conversion of the principal amount at January 1, 2006 of 10% senior secured discount convertible notes due 2009. Excludes 7,337,597 shares issuable upon conversion of Series C preferred stock and accrued dividends held by AEA XM Investors I LLC, a Delaware limited liability company ("AEA XM I"), and 948,636 shares of Class A common stock issuable upon conversion of Series C preferred stock and accrued dividends held by AEA XM Investors II LLC, a Delaware limited liability company ("AEA XM II"). As the general partner of each of XM Investors I LP, a Delaware limited partnership, XM Investors II LP, a Delaware limited partnership, XM Investors IA LP, a Delaware limited partnership, and XM Investors IIA LP, a Delaware limited partnership, which are the managing members of AEA XM I, AEA XM II, AEA XM Investors IA LLC, a Delaware limited liability company ("AEA XM IA") and AEA XM Investors IIA LLC, a Delaware limited liability company ("AEA XM IIA"), respectively, AEA XM Investors Inc., a Delaware corporation, may be deemed to be the beneficial owner of the shares of Class A common stock beneficially owned by AEA XM I, AEA XM II, AEA XM IA and AEA XM IIA.

         Since February 2000, we have been a party to a contract with Hughes Electronics Corporation for the design, development and manufacture our terrestrial repeaters. Since August 1999, we have been a party to a contract with LCC International for the engineering and site preparation of our terrestrial repeater network. Dr. Rajendra Singh is a director of LCC International and controls its largest shareholder. We have operational assistance agreements with each of Clear Channel Communications, Inc., an affiliate of Clear Channel Investments, Inc., an affiliate of DIRECTV Enterprises, LLC, a holder of our Series C preferred stock and subsidiary of Hughes Electronics Corporation, and TCM, LLC, an affiliate of each of Columbia Capital Equity Partners II (QP), L.P., Columbia XM Radio Partners, LLC, Columbia Capital Equity Partners III (QP), L.P. and Columbia XM Satellite Partners III, LLC, to make available a certain amount of our bandwidth. Each of these arrangements is further described in our Proxy Statement, filed with the SEC on April 21, 2003 and incorporated herein by reference.

        Each of the selling securityholders is a party to our second amended and restated shareholders and noteholders agreement and our second amended and restated registration rights agreement, each of which is described in our Proxy Statement, filed with the SEC on April 21, 2003 and incorporated herein by reference. Hughes Electronics Corporation, Clear Channel Investments, Inc., Columbia XM Satellite Partners III, LLC, Columbia Capital Equity Partners III (QP) L.P. and Columbia XM Radio Partners LLC, each of which is an affiliate of Columbia Capital Equity Partners II (QP), L.P., American Honda Motor Co., Inc., affiliates of OnStar Corporation, and AEA XM Investors I LLC and AEA XM Investors II LLC, which are affiliates of AEA XM Investors IA LLC and AEA XM Investors IIA LLC, were parties to our amended and restated shareholders agreement and amended and restated registration rights agreement. General Motors Corporation, the parent of Hughes Electronics Corporation, has entered into certain arrangements with us, as described in our Proxy Statement, filed with the SEC on April 21, 2003 and incorporated herein by reference. We have agreed to use our reasonable best efforts to cause a stock loan of 7,500,000 shares of our Class A common stock to be made available to BayStar Capital during the next two years.

        AEA XM Investors IA LLC and AEA XM Investors IIA LLC (and their affiliates AEA XM Investors I LLC and AEA XM Investors II LLC), Columbia Capital Equity Partners II (QP), L.P., Columbia XM Radio Partners, LLC, Columbia Capital Equity Partners III (QP), L.P., Columbia XM

Satellite Partners III, LLC, Hughes Electronics Corporation and American Honda Motor Co., Inc. are parties to a director designation agreement under which they have the right to designate members of our board of directors and certain committees of our board, as described in our Proxy Statement, filed with the SEC on April 21, 2003 and incorporated herein by reference. One of our directors, Chester A. Huber, Jr., is President of OnStar Corporation. Randall T. Mays, a member of our board of directors, is executive vice president of Clear Channel Investments, Inc. Pierce J. Roberts, Jr., a member of our board of directors, is a managing director of AEA Investors Inc., an affiliate of AEA XM Investors IA LLC, AEA XM Investors IIA LLC, AEA XM Investors I LLC, AEA XM Investors II LLC and AEA XM Investors Inc. Jack Shaw, a member of our board of directors, is Chief Executive Officer of Hughes Electronics Corporation. Hughes Electronics is also a subsidiary of General Motors, the parent of OnStar Corporation. R. Steven Hicks, who became a director upon the closing of the sale of the 10% senior secured discount convertible notes, is a non-managing member of BayStar Capital, an affiliate of BayStar Capital II, LP and BayStar International II, Ltd. Thomas G. Elliott, who became a director upon the closing of the sale of the 10% senior secured discount convertible notes, is Executive Vice President, Automobile Operations of American Honda Motor Co., Inc. John Dealy provides various consulting services to our company.

        Other than as noted above or elsewhere in this prospectus, none of the selling securityholders has had any material relationship with us or our affiliates within the past three years.

        Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors in interest, may offer and sell, from time to time, the Class A common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the respective selling securityholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The Class A common stock may be sold by or for the account of the selling securityholders or their successors in interest from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the Class A common stock may be listed or quoted at the time of sale,

  •
  in the over-the counter market,

  •
  otherwise than on such exchanges or services or in the over-the-counter market,

  •
  through the writing of options, whether such options are listed on an options exchange or otherwise,

  •
  through the settlement of short sales,

  •
  through a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

  •
  through a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account,

  •
  involving an ordinary brokerage transaction or a transaction in which the broker-dealer solicits purchasers,

  •
  that are privately negotiated,

  •
  through an underwritten offering, or

  •
  through a combination of the above methods of sale.

In connection with the sale of the Class A common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Class A common stock and deliver these securities to close out such short positions, sell short and deliver these securities to close out such short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities.

        At the time a particular offering of the Class A common stock is made, a supplement to this prospectus, if required, will be distributed which will set forth the aggregate amount of Class A common stock being offered, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus and other facts material to the transaction. Each broker-dealer that receives the Class A common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of Class A common stock.

        In addition, upon receiving notice from a selling securityholder that a donee, pledgee or transferee or other successor-in-interest intends to sell shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the transferee. We have agreed with the selling securityholders to keep the registration statement of which this prospectus is a part effective until all shares are sold by the selling securityholders or all unsold shares are immediately saleable without restriction (including without volume limitations) and without registration under the Securities Act.

        The aggregate proceeds to the selling securityholders from the sale of the Class A common stock offered by them hereby will be the purchase price of such shares of Class A common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding Class A common stock is included for quotation on the Nasdaq National Market.

        In order to comply with the securities laws of certain jurisdictions, if applicable, the Class A common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling securityholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 or any other available exemption rather than pursuant to this prospectus. There is no assurance that any selling securityholder will sell any or all of the Class A common stock described herein, and any selling securityholder may transfer, devise or gift such securities by other means not described in this prospectus.

        To the extent required, the shares of Class A common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of the selling securityholders to register their Class A common stock under applicable federal and state securities laws under particular circumstances and at specified times. The registration rights agreement provides for cross-indemnification of the selling securityholders and our company and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the Class A common stock, including liabilities under the Securities Act. We will pay all of our expenses and substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the Class A common stock, provided that each selling securityholder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents. The selling securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of Class A common stock and activities of the selling securityholders.

LEGAL MATTERS

        Certain legal matters with respect to the securities offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

        The consolidated financial statements and schedule of XM Satellite Radio Holdings Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports contain an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 1, 2002.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, filed with the SEC on May 15, 2003;

  •
  Our Definitive Proxy Statement on Form 14A, filed with the SEC on April 21, 2003;

  •
  Our Current Reports on Form 8-K, filed with the SEC on:

  •
  January 15, 2003;
  •
  January 29, 2003;
  •
  May 8, 2003;
  •
  June 3, 2003;
  •
  June 11, 2003; and
  •
  August 7, 2003;

  •
  The description of our Class A common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on September 23, 1999, including any amendment or report filed with the SEC for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov.

        In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

  XM Satellite Radio Holdings Inc.
  1500 Eckington Place, N.E.
  Washington, DC 20002
  Attn: Investor Relations
  (202) 380-4000

        Our reports and amendments filed with the SEC can be accessed free of charge, through our website at http://www.xmradio.com/investor/investor_financial_and_company.html on the same day that they are electronically filed with the SEC.

        We have filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning us and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.

        You should rely only on the information incorporated by reference or provided in this document and any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where it is unlawful. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

        References in this prospectus to the terms "we," "our" or "us" or other similar terms mean XM Satellite Radio Holdings Inc. and its subsidiaries.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$35,740
Printing and engraving expenses	5,000
Legal fees and expenses	5,000
Blue Sky fees and expenses	5,000
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	5,000

Total	$60,740

Item 15. Indemnification of Directors and Officers.

        Section 145 of Delaware General Corporation Law permits indemnification of officers and directors of our company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation law.

        Article Ninth of our Restated Certificate of Incorporation and Article VI, Section 1 of our Bylaws provide that we shall indemnify our directors and officers and any such directors and officers serving at our request as a director, officer, employee or agent of another entity to the fullest extent not prohibited by the Delaware General Corporation Law. The Bylaws also provide that we may, but shall not be obligated to, maintain insurance, at our expense, for the benefit of our company and of any person to be indemnified. In addition, we have entered or will enter into indemnification agreements with our directors and officers that provide for indemnification in addition to the indemnification provided in our Bylaws. The indemnification agreements contain provisions that may require our company, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of our company or other entities to which they provide service at the request of our company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our Restated Certificate of Incorporation provides that a director shall not be personally liable for monetary damages or breach of fiduciary duty as a director, except for liability

  •
  for any breach of the director's duty of loyalty to our company or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived any improper personal benefit.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        Incorporated by reference to the Exhibit Index beginning on page II-6 hereto.

(b)
Financial Statement Schedules are incorporated by reference into the Registration Statement.

Item 17. Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on August 8, 2003.

XM SATELLITE RADIO HOLDINGS INC.
By:	* Hugh Panero President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Hugh Panero	President, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2003
* Gary M. Parsons	Chairman of the Board of Directors	August 8, 2003
* Joseph J. Euteneuer	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	August 8, 2003
* Nathaniel A. Davis	Director	August 8, 2003
Thomas J. Donohue	Director
* Thomas G. Elliott	Director	August 8, 2003
* R. Steven Hicks	Director	August 8, 2003
* Chester A. Huber, Jr.	Director	August 8, 2003

* Randall T. Mays	Director	August 8, 2003
* James N. Perry, Jr.	Director	August 8, 2003
* Pierce J. Roberts, Jr.	Director	August 8, 2003
* Jack Shaw	Director	August 8, 2003
*By:	/s/ JOSEPH M. TITLEBAUM Joseph M. Titlebaum Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant's Registration Statement on Form S-1 (Reg. No. 333-83619)).
4.1.1	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.5 to the registrant's Registration Statement on Form S-3 (Reg. No. 333-89132)).
4.1.2	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.6 to the registrant's Annual Report on Form 10-K, filed with the SEC on March 31, 2003).
4.2	Restated Bylaws (incorporated by reference to Exhibit 2 to the registrant's Registration Statement on Form S-1 (Reg. No. 333-83619)).
4.3
Form of Certificate for the registrant's shares of Class A common stock (incorporated by reference to Exhibit 3 to the registrant's Registration Statement on Form 8-A, filed with the SEC on September 23, 1999).
5.1†	Opinion of Hogan & Hartson L.L.P. concerning the legality of the securities offered hereunder.
23.1	Consent of KPMG LLP.
23.2†	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
99.1
Second Amended and Restated Registration Rights Agreement, by and among the registrant and the holders of the registrant's securities named therein, dated as of January 28, 2003 (incorporated by reference to Exhibit 10.5 to the registrant's Current Report on Form 8-K, filed with the SEC on January 29, 2003).

†
Previously filed.